EXHIBIT 10.1

VALENCE TECHNOLOGY, INC.

April 19, 2007

Mr. Carl E. Berg

West Coast Venture Capital, Inc.

10050 Bandley Drive

Cupertino, CA 95014

Re: Financing Commitment

Dear Mr. Berg:

This letter is entered into in connection with an agreement entered into by West Coast Venture Capital, Inc. (WCVC) and Valence Technology, Inc. (Valence).

Pursuant to the agreement reached today, WCVC, has funded One Million Dollars ($1,000,000.00) to Valence, to purchase 925,926 shares of common stock. The per share price of the common stock sold to WCVC is $1.08 which represents the closing bid price of the common stock on the principal market on April 18, 2007.

Sincerely,

VALENCE TECHNOLOGY, INC.

/s/ Robert L. Kanode
Robert L. Kanode
Chief Executive Officer

ACCEPTED AND AGREED:

West Coast Venture Capital, Inc.

Carl E. Berg

/s/ Carl E. Berg